Exhibit 20 to Form 10-K

For Immediate Release	September 26, 2013

BOWL AMERICA REPORTS FISCAL YEAR EARNINGS

Bowl America Incorporated today reported earnings per share for its fiscal fourth quarter ended June 30, 2013, were $.31, including a gain on the sale of its location in Winter Park, Florida in May 2013. Without the sale, the quarter would have shown a loss of $.02 per share. Fiscal year 2013 earnings were $.61 per share, with $.32 contributed by the discontinued operation and sale at Winter Park. Earnings per share for the prior year fourth quarter were $.01 and were $.28 for the 2012 fiscal year.

A more detailed explanation of results is available in the Company’s Form 10-K filing available through the website www.bowlamericainc.com. Bowl America operates 18 bowling centers and its stock trades on the NYSE MKT with the symbol BWLA.

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BOWL AMERICA INCORPORATED

Results of Operations

	Thirteen Weeks Ended 06/30/13	Thirteen Weeks Ended 07/01/12	Fifty-two Weeks Ended 06/30/13	Fifty-two Weeks Ended 07/01/12
Operating Revenues
Bowling and other	$3,517,868	$3,457,789	$16,914,493	$17,142,379
Food, beverage and merchandise sales	1,460,261	1,462,291	6,942,788	7,200,645
	4,978,129	4,920,080	23,857,281	24,343,024
Operating expenses excluding depreciation and amortization	5,015,751	4,908,430	20,674,250	21,286,396
Depreciation and amortization	280,532	263,974	1,421,616	1,456,509
Gain on sale of assets	980	25,924	980	25,924
Interest and dividend income	86,827	109,131	435,141	499,873
Earnings (loss) from continuing operations before taxes	(230,347)	(117,269)	2,197,536	2,125,916
Earnings (loss) from continuing operations	$(91,604)	$42,592	$1,485,773	$1,499,239
Earnings (loss) from discontinued operations-net of tax	1,703,881	(13,002)	1,669,449	(74,398)
Net Earnings	1,612,277	29,590	3,155,222	1,424,841
Comprehensive Earnings	$(190,203)	$362,111	$3,200,424	$1,680,705

Weighted average shares outstanding	5,142,724	5,151,471	5,151,784	5,151,471

Earnings per share from continuing operations	(.02)	.01	.29	.29
Earnings per share from discontinued operations	.33	.00	.32	(.01)
EARNINGS PER SHARE	.31	.01	.61	.28

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SUMMARY OF FINANCIAL POSITION

Dollars in Thousands

	06/30/13	07/01/12
ASSETS
Total current assets including cash and short-term investment of $4,388 and $6,196	$5,535	$7,659
Property and investments	31,190	31,709
TOTAL ASSETS	$36,725	$39,368

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$3,054	$2,912
Other liabilities	2,639	2,771
Stockholders' equity	31,032	33,685
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$36,725	$39,368